Exhibit 99.1

Cocrystal Pharma Announces Plans to Advance Coronavirus Program

●	Company has immediately initiated Coronavirus program
●	Leveraging patent rights recently acquired from Kansas State University Research Foundation (“KSURF”)
●	Strong financial position bolsters Company’s ongoing research and development efforts

BOTHELL, WA, March 6, 2020 – Cocrystal Pharma, Inc. (NASDAQ: COCP), (“Cocrystal” or the “Company”), a clinical stage biotechnology company discovering and developing novel antiviral therapeutics, today announced it has initiated its Coronavirus program.

“Following our acquisition of patent rights and know-how from KSURF and our recently completed financing, we are aggressively pursuing the development of novel antiviral compounds for the treatment of Coronavirus infections using our established proprietary drug discovery platform. Given the global threat of COVID-19, our primary goal is to advance our Coronavirus program into preclinical development. We will seek opportunities for collaborations as we advance our programs,” stated Dr. Gary Wilcox, Chairman and Chief Executive Officer of Cocrystal.

Cocrystal recently entered into a license agreement with KSURF to further develop certain proprietary broad-spectrum antiviral compounds for humans to treat Norovirus and Coronavirus infections. Cocrystal intends to pursue research and development of theses antiviral compounds, including preclinical and clinical development. This license advances the Company’s antiviral programs significantly by providing potent compounds for further development.

For additional information about the Company’s development pipeline, please visit www.cocrystalpharma.com.

About Cocrystal Pharma, Inc.

Cocrystal Pharma, Inc. is a clinical stage biotechnology company discovering and developing novel antiviral therapeutics that target influenza viruses, hepatitis C viruses, coronaviruses and noroviruses. Cocrystal employs unique structure-based technologies and Nobel Prize winning expertise to create first- and best-in-class antiviral drugs. For further information about Cocrystal, please visit www.cocrystalpharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to our Coronavirus program and other statements that are not historical fact. We have based these forward-looking statements largely on our current expectations and projections about future events. Some or all of the events anticipated by these forward-looking statements may not occur. Important factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to, risks relating to intense global competition focused on the Coronavirus, the results of our research using our proprietary technology, the availability of products manufactured by third parties, the future results of preclinical and clinical studies, general risks arising from clinical trials, receipt of regulatory approvals, and our ability to find and enter into agreements with suitable collaboration partners, Further information on our risk factors is contained in our filings with the SEC, including our Prospectus Supplements dated January 29, 2020 and February 27, 2020 and our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor and Media Contact:

JTC Team, LLC

(833) 475-8247

COCP@jtcir.com

###